Exhibit 99.1

FOR IMMEDIATE RELEASE

HOMESIDE ANNOUNCES NEW OFFICER APPOINTMENTS AND WOLRDWIDE HEADQUARTERS LOCATION

     JACKSONVILLE, FL., April 13, 1999 -- HomeSide Lending, Inc., the primary operating subsidiary of HomeSide International, Inc. and one of the largest residential mortgage companies in the world, announced today that Hugh R. Harris has been appointed Chief Executive Officer. Mr. Harris has served as HomeSide Lending's President and Chief Operating Officer for the past six years. (HomeSide Lending, Inc. is the successor to BancBoston Mortgage Corporation.) Mr. Harris succeeds Joe K. Pickett, who will continue in his capacity as Chairman of the Board. Mr. Pickett will also continue to serve as Chairman and Chief Executive Officer of HomeSide International, Inc.

     HomeSide Lending, Inc. also announced other officer appointments that become effective immediately. Kevin D. Race, who held the position of Chief Financial Officer, was appointed President and Chief Operating Officer. Mr. Race joined HomeSide in 1996 after serving as President of Fleet Mortgage Company. W. Blake Wilson, who served as Executive Vice President of Secondary Marketing and Capital Markets, was appointed Chief Financial Officer. Along with his new responsibilities, he will continue in his role as Director of Secondary Marketing and Capital Markets. Mr. Wilson joined HomeSide in 1996 after serving in the Capital Markets Group at Prudential Home Mortgage.

     In announcing these appointments, Mr. Pickett said, "It is with great pleasure that I announce Hugh's appointment as Chief Executive Officer of HomeSide Lending. I have worked with Hugh for many years and have witnessed his unwavering commitment to HomeSide, its employees, customers and shareholders." Mr. Pickett added, "The appointments of Hugh, Kevin and Blake position HomeSide to move forward with its strategy for domestic growth and global expansion."

     HomeSide also affirmed that it will manage the global mortgage servicing and wholesale lending activities of the National Australia Bank Group out of Jacksonville, Florida, the site of HomeSide's international headquarters. Mr. Pickett has returned to Jacksonville, after spending the last year in Melbourne, Australia, to join the other members of HomeSide's global executive team, many of whom will be assuming larger global roles.

     "HomeSide selected Jacksonville as its international headquarters because Jacksonville is HomeSide's center of excellence," said Mr. Harris. "With our continued growth in the United States and our plans well underway in Australia, we are now focusing attention on the third element of our global strategy, expansion in Europe," Mr. Harris added.

     HomeSide International, Inc., a subsidiary of National Australia Bank, is the parent of HomeSide Lending, Inc., one of the world's largest full service residential mortgage companies. Headquartered in Jacksonville, Florida, HomeSide is ranked as the ninth largest producer and sixth largest servicer of residential mortgage loans in the United States. With a servicing portfolio of $139.7 billion, HomeSide services the mortgage loans of well over 1.6 million homeowners. Additional information about HomeSide is available on its Internet Web site, www.homeloan.com.